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                                                                   EXHIBIT 12.01

                            SUMMIT SECURITIES, INC.

                        COMPUTATION OF RATIO OF EARNINGS
                 TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The ratio of adjusted earnings to fixed charges and preferred stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and preferred stock dividends.

                                                    YEAR ENDED SEPTEMBER 30
                               ------------------------------------------------------------------
                                  2001            2000          1999         1998         1997
                               -----------     -----------   ----------   ----------   ----------
Income (loss) before
  extraordinary item.........  $(2,490,714)    $ 4,082,239   $2,814,828   $2,524,027   $1,851,240
Add:
Interest.....................    9,286,859       6,886,427    5,856,249    4,778,443    4,325,528
Taxes on income..............   (2,605,452)      1,462,272      529,430      544,034      126,905
                               -----------     -----------   ----------   ----------   ----------
Adjusted earnings............    4,190,693      12,430,938    9,200,507    7,846,504    6,303,673
                               ===========     ===========   ==========   ==========   ==========
Preferred stock dividend
  requirements...............    2,549,849     $ 2,025,155   $  838,356   $  498,533   $  446,560
Ratio factor of income after
  provision for income taxes
  to income before provision
  for income taxes...........         100%              73%          84%          82%          94%
Preferred stock dividend
  factor on pretax basis.....    2,549,849       2,750,572      996,027      605,971      477,196
Fixed charges Interest.......    9,286,859       6,886,427    5,856,249    4,778,443    4,325,528
                               -----------     -----------   ----------   ----------   ----------
Fixed charges and preferred
  stock dividends............  $11,836,708     $ 9,636,999   $6,852,276   $5,384,414   $4,802,724
                               ===========     ===========   ==========   ==========   ==========
Ratio of adjusted earnings to
  fixed charges and preferred
  stock dividends............             (1)         1.29         1.34         1.46         1.31
                                               ===========   ==========   ==========   ==========

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(1) Earnings were insufficient to meet fixed charges and preferred stock dividends by approximately $7.6 million for the year ended September 30, 2001.